UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2007

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on November 8, 2007, Restoration Hardware, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger with Home Holdings, LLC, a Delaware limited liability company (“Parent”), and Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners.

Change in Control Severance Plan

On November 7, 2007, the board of directors of the Company, upon the recommendation of the compensation committee of the board, adopted the Restoration Hardware, Inc. Change in Control Severance Plan (the “severance plan”). The severance plan generally provides certain severance and other benefits to an eligible employee in the event the employee’s employment with the Company is terminated by the Company without cause or the employee resigns for “good reason” (as defined in the severance plan), in each case within one year following a change in control of the Company. Certain categories of employees are covered in the event that their place of employment is closed following a change in control of the Company.

The severance plan does not supersede any individual written agreement with an eligible employee that provides for severance and/or change in control benefits. Instead, any benefits payable or receivable by an eligible employee under the severance plan will automatically be reduced by the amount of the benefits payable or receivable under any such individual written agreement. All employees of the Company (other than a seasonal or temporary employee and not including any individual classified as a consultant or contractor) are eligible to participate in the severance plan if such employee has been designated by the committee administering the severance plan. Eligible employees include, among others, employees at the level of vice president and above, including all of the Company’s named executive officers.

The severance plan, as it pertains to the Company’s named executive officers, provides that in the event the named executive officer is terminated without cause or resigns for good reason within one year following a change in control of the Company, the named executive office shall receive (i) in the case of a named executive officer at the level of vice president, salary continuation for a period of 26 weeks from the officer’s termination date, and (ii) in the case of named executive officers at the level of senior vice president or above, salary continuation for a period of 52 weeks from the named executive officer’s termination date. In addition, the severance plan provides continued participation in the Company’s medical and dental plans at the Company’s expense for the named executive officer and his family for (i) 26 weeks following termination in the case of a vice president and (ii) 52 weeks following termination in the case of a senior vice president or above.

The severance plan is attached hereto as exhibit 10.1 and is incorporated by reference herein. The foregoing description of the severance plan does not purport to be complete and is qualified in its entirety by reference to the full text of the severance plan.

Change in Control Retention Plan

On November 7, 2007, the board, upon the recommendation of the compensation committee of the board, adopted the Restoration Hardware, Inc. Change in Control Retention Plan (the “retention plan”). The retention plan provides an eligible employee under the plan with a bonus if such employee remains employed by the Company up to the date on which a change in control of the Company is consummated. The purpose of the retention plan is to provide stability within the Company during the period in which the Company may be subject to a possible change in control. Employees eligible to receive a bonus under the retention plan include Vivian Macdonald, the Company’s Vice President, Corporate Controller, who is entitled to a $25,000 bonus if she remains employed with the Company up to the date on which a change in control is consummated

The retention plan is attached hereto as exhibit 10.2 and is incorporated by reference herein. The foregoing description of the retention plan does not purport to be complete and is qualified in its entirety by reference to the full text of the retention plan.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Ex. No.	Description

10.1	Change in Control Severance Plan

10.2	Change in Control Retention Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Date: November 8, 2007	By:	/s/ Chris Newman
	Name:	Chris Newman Chief Financial Officer